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                                                                     EXHIBIT 3.1

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                               ADAC LABORATORIES
                           (a California corporation)


                                   ARTICLE I

     The name of this corporation is:   ADAC Laboratories

                                   ARTICLE II

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                  ARTICLE III

     This Corporation is authorized to issue two classes of stock, without par value, to be designated "Preferred Stock" and "Common Stock," respectively. The total number of shares of which this Corporation is authorized to issue is 55,000,000 shares, of which 50,000,000 shares shall be Common Stock and 5,000,000 shares shall be Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of this Corporation is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation of any series and to fix the number of shares of any series.

                                   ARTICLE IV

     This Corporation hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges and restrictions of the Series A Junior Participating Preferred Stock (which are in addition to the provisions set forth in Article III above which are applicable to the Preferred Stock of all classes and series), as follows:

          SECTION 1. DESIGNATION AND AMOUNT. Two Hundred Fifty Thousand (250,000) shares of Preferred Stock, without par value, are designated "Series A Junior Participating Preferred Stock" with the rights, preferences, privileges and restriction
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specified herein (the "Junior Preferred Stock"). Such number of shares may be increased or decreased by resolution of the Board of Directors, provided, that no decrease shall reduce the number of shares of Junior Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Junior Preferred Stock.

          SECTION 2.  DIVIDENDS AND DISTRIBUTIONS.

          (A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Junior Preferred Stock with respect to dividends, the holders of shares of Junior Preferred Stock, in preference to the holders of Common Stock, without par value (the "Common Stock"), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Junior Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise) declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Junior Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
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          (B) The Corporation shall declare a dividend or distribution on the
          Junior Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Junior Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

          (C) DIVIDENDS shall begin to accrue and be cumulative on outstanding shares of Junior Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Junior preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Junior Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Junior Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

               SECTION 3. VOTING RIGHTS. The holders of shares of Junior Preferred Stock shall have the following voting rights:

          (A) Subject to the provision for adjustment hereinafter set forth, each share of Junior Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by re-classification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Junior Preferred Stock were entitled
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          immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (B) Except as otherwise provided herein, in any Certificate of Determination of Preferences creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Junior Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

          (C) Except as set forth herein, or as otherwise provided by law, holders of Junior Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

          SECTION 4.  CERTAIN RESTRICTIONS.

          (A) Whenever quarterly dividends or other dividends or distributions payable on the Junior Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Junior Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

                    (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding
                    up) to the Junior Preferred Stock;

                    (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Preferred Stock, except dividends paid ratably o the Junior Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled.

                    (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock, provided that the Corporation
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                    may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Junior Preferred Stock; or

                    (iv) redeem or purchase or otherwise acquire for consideration any shares of Junior Preferred Stock, or any shares of stock ranking on a parity with the Junior Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

          (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

          SECTION 5. REACQUIRED SHARES. Any shares of Junior Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, or in any Certificate of Determination of Preferences creating a series of Preferred Stock or any similar stock or as otherwise required by law.

          SECTION 6. LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock unless, prior thereto, the holders of shares of Junior Preferred Stock shall have received the greater of: (A) $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment; or (B) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Preferred Stock, except distributions made ratably on the Junior Preferred Stock and all such parity stock in
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proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          SECTION 7.  CONSOLIDATION, MERGER, ETC.    In case the Corporation
shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Junior Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Junior Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          SECTION 8.  NO REDEMPTION.   The shares of Junior Preferred Stock
shall not be redeemable.

          SECTION 9.  RANK.   The Junior Preferred Stock shall rank, with
respect to the payment of dividends and the distribution of assets, junior to all other series of the Corporation's Preferred Stock.

          SECTION 10. AMENDMENT. The Articles of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Junior Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Junior Preferred Stock, voting together as a single class.
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                                   ARTICLE V

     The Corporation hereby elects to be governed by all the provisions of the General Corporation Law of the State of California in effect as of January 1, 1977, which are not otherwise applicable to it pursuant to Chapter 23 of said law.


                                   ARTICLE VI

     The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.


                                   ARTICLE VI

     The Corporation is authorized to provide indemnification of Agents (as defined in Section 317 of the Corporations Code) for breach of duty to the Corporation and its shareholders through By-law provisions, agreements with the Agents, vote of shareholders or disinterested directors or otherwise in excess of the indemnification otherwise permitted by Section 317 of the Corporations
Code), subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code or as to circumstances in which indemnity is expressly prohibited by Section 317.